Exhibit 99.1

STATE OF NORTH CAROLINA

COUNTY OF MECKLENBURG

IN THE GENERAL COURT OF JUSTICE
SUPERIOR COURT DIVISION
CIVIL ACTION NO: 08 CVS 22632

IRVING EHRENHAUS, On Behalf of Himself and All Others Similarly Situated,

Plaintiff,

v.

Defendants.

ORDER & OPINION

Greg Jones & Associates, P.A. by Greg Jones and Wolf Popper LLP by Robert M. Kornreich, Chet Waldman and Carl L. Stine for Plaintiff.

Robinson, Bradshaw & Hinson, P.A. by Robert W. Fuller, Mark W. Merritt, Garland S. Cassada, and Katherine G. Maynard for Defendants John D. Baker, II, Peter C. Browning, John T. Casteen, III, Jerry Gitt, William H. Goodwin, Jr., Maryellen C. Herringer, Robert A. Ingram, Donald M. James, Mackey J. McDonald, Joseph Neubauer, Timothy D. Proctor, Ernest S. Rady, Van I. Richey, Ruth G. Shaw, Lanty L. Smith, G. Kennedy Thompson, Dona Davis Young and Wachovia Corporation.

Hunton & Williams LLP by T. Thomas Cottingham, III, Patrick L. Robson, and Edward J. Fuhr; Wachtell, Lipton, Rosen & Katz by Paul K. Rowe and George T. Conway, III; and Friedman Kaplan Seiler & Adelman LLP by Eric Seiler for Defendant Wells Fargo & Company.

Diaz, Judge.

I.
INTRODUCTION

     {1} Before the Court is Plaintiff’s Motion for Preliminary Injunction pursuant to Rule 65 of the North Carolina Rules of Civil Procedure (“the Motion”).

     {2} The Motion presents the following question for decision: Whether Plaintiff has demonstrated a likelihood of success on the merits of his claim that the individual Defendants named in this action, all of whom serve on the board of directors of Defendant Wachovia Corporation (collectively the “Board”), breached their fiduciary duties to the company’s shareholders when they approved a Merger Agreement with Defendant Wells Fargo & Company (the “Merger Agreement”) that provides substantial value to Wachovia shareholders and offered immediate liquidity to Wachovia Corporation at a time of severe economic distress, but that also:

(1) includes a separate Share Exchange agreement that grants Wells Fargo & Company 39.9% of the votes to be cast on the Merger Agreement and prohibits Wachovia Corporation from redeeming those shares for eighteen (18) months following a vote on the Merger Agreement; and

(2) requires the Board to put the Merger Agreement to a vote even if a superior proposal materializes during the interim (the so-called “limited fiduciary out” clause).

     {3} In answering this question, I do not decide the acumen of the business judgments and strategic decisions made by the Board or Wachovia Corporation’s executive officers in expanding the company’s banking franchise during the years preceding the current crisis in the capital markets.

     {4} Nor do I review the merits of the U.S. government’s seemingly ad hoc choices in picking winners and losers among financial institutions over the past several months.

     {5} Plaintiff’s Complaint also does not ask me to determine the enforceability of the various employment agreements between Wachovia Corporation and its executive officers that, should the Merger Agreement be approved, may result in payments to these officers totaling over $98 million.1

     {6} As to the question presented by Plaintiff, and after considering the Court file, the Motion, the briefs and supporting materials of the parties, and the arguments of counsel, I am satisfied that the Board’s approval of the Merger Agreement was an informed decision, made in good faith, and with an honest belief that the action was in the best interests of Wachovia Corporation and its shareholders, given the circumstances then facing the Board. Accordingly, with one exception, I find no basis for reversing the Board’s business judgment.

     {7} I do, however, find merit in Plaintiff’s claim that the eighteen (18)-month “tail” on Wells Fargo & Company’s almost 40% voting power, which survives even in the event of a vote against the Merger Agreement, is an impermissible abrogation of the Board’s duty to the Company.

     {8} Accordingly, the Court shall GRANT Plaintiff’s request to preliminarily enjoin enforcement of that provision pending the resolution of this action. In all other respects, however, Plaintiff’s Motion is DENIED.

II.

PROCEDURAL BACKGROUND

     {9} On 14 October 2008, Plaintiff filed a purported class action on behalf of himself and all other public shareholders of Defendant Wachovia Corporation (“Wachovia” or the “Company”).2

1 I have received over 200 letters and e-mails from public officials, Wachovia Corporation shareholders, and others regarding this case, all of which have been placed in the public court file. In addition, the Charlotte Observer editorial board has weighed in on the controversy. See Let Shareholders Have Their Say on Wells Deal, Charlotte Observer, Nov. 26, 2008, http://www.charlotteobserver.com/408/story/376669.html. It is fair to say that the overwhelming sentiment in this correspondence has been against approval of the Merger Agreement. Many of these missives, however, rain their displeasure on issues that, like those I have noted above, are not properly before me. In any event, this is a court of law, not of public opinion. Accordingly, while I have read each submission, they form no part of my decision.
2 The term “public shareholders” refers to those Wachovia shareholders unaffiliated with Wells Fargo & Company, the Board, or the Company’s management.

     {10} The Complaint alleges that: (1) Wachovia and its Board breached their fiduciary duties toward the public shareholders in connection with the Merger Agreement; and (2) Wells Fargo & Company (“Wells Fargo”) aided and abetted in this breach of fiduciary duties. (Compl. ¶¶ 26–51.)

     {11} Plaintiff’s Complaint seeks preliminary and permanent injunctive relief or, in the alternative, rescission of the merger, if consummated, and money damages. (Compl. Prayer for Relief ¶¶ 2–5.)

     {12} On the same day that he filed his Complaint, Plaintiff also filed the Motion.

     {13} Pursuant to a briefing schedule set by the Court, Plaintiff filed a brief in support of the Motion on 10 November 2008.

     {14} The individual Defendants and Wachovia filed a response brief on 17 November 2008.

     {15} Also on 17 November 2008, Wells Fargo filed a response brief.

     {16} Plaintiff filed a reply brief on 21 November 2008.

     {17} With the Court’s consent, Wachovia filed a sur-reply on 23 November 2008.

     {18} The Court heard oral argument on the Motion on 24 November 2008.

III.

THE FACTS

A.

THE PARTIES

     {19} Plaintiff is, and has been at all relevant times, the owner of shares of Wachovia common stock. (Compl. ¶ 2.)

     {20} Wachovia is a North Carolina corporation with its principal office located in Charlotte, North Carolina. (Compl. ¶ 3.)

     {21} As a financial holding company, Wachovia provides commercial and retail banking services and other financial services in the United States and internationally. (Compl. ¶ 3.)

     {22} As of 30 September 2008, Wachovia was the fourth largest bank holding company in the United States based on assets.3 See Top 50 Bank Holding Companies Summary Page, http://www.ffiec.gov/nicpubweb/nicweb/Top50form.aspx (last visited Dec. 2, 2008); see also Proxy Statement-Prospectus dated 21 November 2008, at 88 (hereinafter “Proxy Statement”) (asserting that Wachovia is now the sixth largest bank holding company in the United States).4

     {23} Wells Fargo is a Delaware corporation, headquartered in San Francisco, California. (Compl. ¶ 4; Proxy Statement 88.)

     {24} Wells Fargo operates a financial services company in the United States through its subsidiaries. (Compl. ¶ 4.)

     {25} As of 30 September 2008, Wells Fargo was the fifth largest bank holding company in the United States based on assets. See Top 50 Bank Holding Companies Summary Page, http://www.ffiec.gov/nicpubweb/nicweb/Top50form.aspx; see also Proxy Statement 88 (asserting that Wells Fargo is now the seventh largest bank holding company in the United States).

     {26} Wells Fargo is also the only U.S. bank to have the highest possible credit rating from both Moody’s Investor Services and Standard & Poor’s Ratings Services. (Proxy Statement 20.)

     {27} The individual Defendants are (or have been) directors of Wachovia. (Compl. ¶¶ 5–21.)

     {28} Except for G. Kennedy Thompson (“Thompson”), the individual Defendants are all outside directors. (Stine Aff. Mot. Prelim. Inj., Ex. L, at 5–9.) 5

3 Pursuant to Rule 201 of the North Carolina Rules of Evidence, the Court takes judicial notice of this fact. See N.C.R. Evid. 201 (2007).

4 Wells Fargo submitted the Proxy Statement to the Court at the hearing; readers may find an electronic copy at the North Carolina Business Court website, http://www.ncbusinesscourt.net/TCDDotNetPublic/default.aspx?CID=2 (enter “Ehrenhaus” into the “Search” field; click “08CVS22632” hyperlink; click “Filing of Wachovia Corporation’s Proxy Statement of Nov. 21, 2008” hyperlink).

5 On 9 July 2008, Wachovia named Robert K. Steel as its new CEO and President. (Proxy Statement 28.) Steel’s predecessor (G. Kennedy Thompson) is a defendant in this case; Steel is not. It does not appear that Thompson was a member of the Wachovia Board when it approved the Merger Agreement.

B.

EVENTS LEADING TO THE MERGER AGREEMENT

     {29} The Court’s 3 November 2008 Order and Opinion in this case summarized (in very broad terms) the financial crisis engulfing the Company and the world when the Board met on the evening of 2 October 2008 to consider the Merger Agreement.

     {30} Although not relevant to my decision here, many experts believe Wachovia’s financial spiral was precipitated by market concerns regarding the Company’s real estate mortgage portfolio and, in particular, the assets the Company acquired as part of its $25.5 billion purchase of Golden West Financial Corporation (“Golden West”), which, when combined with the maelstrom affecting world markets, caused an extended run on Wachovia’s bank deposits. (Green Reply Aff. Mot. Exped. Proc., Ex. A, at 2–3; see also Proxy Statement 28 (stating that “[t]he credit quality of this portfolio has deteriorated significantly in the current mortgage crisis”).)

     {31} Due in part to losses projected in the Golden West mortgage portfolio, the Company reported a loss of $9.1 billion for the second quarter of 2008. (Proxy Statement 28.)

     {32} Even before the Company’s announcement of its second quarter loss, however, Wachovia’s increasingly poor financial performance had led the Board to fire Thompson, who was then serving as the Company’s Chief Executive Officer. (Proxy Statement 28.)

     {33} For several months prior to 2 October 2008, the Board was monitoring the troubled capital markets and considering strategic alternatives. (Young Aff. ¶ 3.)6

     {34} Between 7 September 2008 and the Board’s vote on the Merger Agreement, the following events roiled the world financial markets:

•	On 7 September 2008, the U.S. government seized control of mortgage giants Fannie Mae and Freddie Mac;

6 The Board met nine times between 16 September 2008 and 2 October 2008. (Young. Aff. ¶ 5.)

•	On 15 September 2008, Lehman Brothers Holdings, Inc. collapsed and filed for bankruptcy;

•	That same day, Merrill Lynch & Co. avoided the same fate by agreeing to be acquired by Bank of America;

•	On 16 September 2008, the U.S. government agreed to a multi-billion dollar rescue plan for American International Group, Inc., (“AIG”), which effectively wiped out the holders of AIG stock;

•	On 25 September 2008, the Federal Deposit Insurance Corporation
(the “FDIC”) seized the banking assets of Washington Mutual, Inc., leaving its equity shareholders with nothing; and

•	That same day, the U.S. House of Representatives rejected the initial
“bailout” plan proposed by the United States Department of the
Treasury for the nation’s financial system.

(Steel Aff. ¶ 37; Young Affidavit ¶ 3; Proxy Statement 29–30.)

     {35} The Board had met previously by telephone on 16 September 2008 to discuss the Company’s strategic options in light of the financial crisis. During that meeting, management advised the Board that the Company had begun experiencing liquidity problems as a result of the larger market troubles. (Proxy Statement 29; Young Aff. ¶ 4.)

     {36} The Board expressed its preference for the Company to remain an independent entity and directed management to pursue options to achieve that end (including raising capital and selling assets), but it also determined that the difficult market conditions required the Company to explore a potential merger. (Proxy Statement 29; Young Aff. ¶ 4.)8

     {37} On 20 September 2008, U.S. government officials expressed concern to the Company’s management about Wachovia’s liquidity posture and encouraged the

7 The affidavit of Robert K. Steel is attached as Exhibit 1 to the affidavit of Mark W. Merritt, which was filed in conjunction with Defendants’ Brief in Opposition to Plaintiff’s Motion for Expedited Proceedings.

8 The Board retained top-flight financial and legal advisors to assist it in considering Wachovia’s financial and strategic options. (Proxy Statement 29.)

Company to consider acquisition proposals from an unidentified third-party suitor. (Proxy Statement 29.)

     {38} Wachovia’s management initiated that process the next day when the Company signed a confidentiality agreement with an unidentified financial institution.9 Those talks, however, broke off without an agreement. (Proxy Statement 29.)

     {39} On 25 September 2008, the combination of the seizure of Washington Mutual by federal regulators and Congress’ rejection of the U.S. Treasury’s bailout plan exacerbated Wachovia’s liquidity crisis and caused a precipitous decline in the Company’s share price.10 (Young Aff. ¶ 6.)

     {40} The Board met by telephone the following day to discuss its options. (Proxy Statement 31.)

     {41} At that meeting, management informed the Board “that if a combination with another partner could not be arranged by Monday, September 29, the FDIC would place Wachovia’s bank subsidiaries in receivership.” (Proxy Statement 31; see also Steel Aff. ¶ 19.)

     {42} Over the weekend of 27–28 September 2008, Wachovia engaged in parallel negotiations with Citigroup, Inc. (“Citigroup”) and Wells Fargo over terms of a potential merger. (Proxy Statement 31.)

     {43} Both suitors, however, were unwilling to move forward without government assistance in the form of a loss-sharing arrangement. (Proxy Statement 31–32.) Citigroup, moreover, was only willing to consider the acquisition of the Company’s bank subsidiaries. (Proxy Statement 31; Steel Aff. ¶ 6.)

     {44} On 28 September 2008, the FDIC notified the Company that, because the potential failure of Wachovia posed a “systemic risk” to the banking system, it intended to exercise its authority under federal law to force the sale of Wachovia to

9 The Company had also begun merger talks with another suitor on 17 September 2008. In addition, on 20 September 2008, the Company began merger discussions with Citigroup Inc. and Wells Fargo. (Proxy Statement 29.)
10 By 29 September 2008, Wachovia’s shares were trading at $1.84, down over 90% from their closing price ten days earlier. (Merritt Aff., Ex. 3.)

another financial institution in an “open bank assisted transaction.” (Proxy Statement 31; Steel Aff. ¶ 8.)

     {45} Wachovia’s Board met again by telephone following the FDIC’s pronouncement. (Proxy Statement 32.)

     {46} Following that meeting, the Company’s management proposed an alternative transaction to the FDIC in a bid to allow Wachovia to remain independent. (Proxy Statement 32.)

     {47} Specifically, Wachovia proposed that the FDIC provide guarantees on a portion of Wachovia’s loan portfolio, in exchange for an equity stake in the Company, and Wachovia’s pledge to move quickly to raise $10 billion in capital in a public offering. (Proxy Statement 32.)

     {48} The FDIC, however, rejected that proposal and declared instead “that Citigroup would acquire Wachovia’s bank subsidiaries” with assistance from the FDIC. (Proxy Statement 32.)

     {49} On 29 September 2008, Citigroup and Wachovia signed what the Company characterizes as a non-binding agreement-in-principle by which Citigroup would acquire Wachovia’s bank subsidiaries. (Proxy Statement 32.)

     {50} Under the terms of the Citigroup merger, Citigroup agreed to (1) acquire the stock of Wachovia’s bank subsidiaries for $2.16 billion in cash and/or stock at Citigroup’s election, and (2) assume approximately $53.2 billion of Wachovia’s debt. (Proxy Statement 32.)

     {51} The Citigroup merger would have left Wachovia as a stand-alone entity, but with its principal businesses limited to its retail brokerage and mutual fund operations. (Proxy Statement 32.) Additionally, the Citigroup merger would have required the FDIC to “provide Citigroup with loss protection on a $312 billion [Wachovia] loan portfolio,” on which Citigroup would absorb the first $30 billion in losses and another $4 billion in each of the first three years. (Proxy Statement 32.)

     {52} On 2 October 2008, Wells Fargo tendered a merger proposal to acquire all of Wachovia’s assets without government assistance. (Proxy Statement 34.)11

     {53} The Merger Agreement is a stock-for-stock transaction by which each share of Wachovia common stock will be converted into 0.1991 shares of Wells Fargo common stock, a deal that was worth more than $15.1 billion to Wachovia’s shareholders on 2 October. (Proxy Statement 75; Green Reply Aff. Mot. Prelim. Inj., Ex. M, at 1–2.)

     {54} The Merger Agreement also provides for a separate share exchange agreement (the “Share Exchange”), pursuant to which Wells Fargo agreed to purchase ten (10) newly issued shares of Wachovia Series M, Class A Preferred Stock, representing 39.9% of the Company’s aggregate voting rights, including the right to vote on the approval of the Merger Agreement, in exchange for 1,000 shares of Wells Fargo common stock. (Green Reply Aff. Mot. Exped. Proc., Ex. E; Proxy Statement 85; Green Reply Aff. Mot. Prelim. Inj., Ex. N.)12

     {55} The Merger Agreement also prohibits Wachovia from soliciting alternative acquisition proposals. (Proxy Statement 19, 81, A-20.)

     {56} If the Board receives what it considers to be a proposal superior to the terms of the Merger Agreement, it may negotiate with the third-party bidder but may not withdraw from the Merger Agreement. In such case, the Board’s sole option is to submit the Merger Agreement to the Wachovia shareholders without recommendation, although it may communicate the basis for its lack of recommendation to the shareholders. (Proxy Statement 81–82, A-20.)

11 Despite its initial hesitation to consider a merger proposal without government help, Wells Fargo continued evaluating a merger with Wachovia following the FDIC’s announcement that it would assist Citigroup with a merger transaction. (Proxy Statement 33.)
12 The Court notes that the North Carolina Shareholder Protection Act (the “Act”), requires the affirmative vote of ninety-five percent (95%) of the voting shares of a corporation to approve a business combination with any other entity if that entity is the beneficial owner, directly or indirectly, of more than twenty percent (20%) of the voting shares of the corporation. N.C. Gen. Stat. § 55-9-02 (2007). Although it is unclear whether a merger with an entity owning more than 20% of the voting power to approve the transaction (as distinguished from ownership of a similar percentage of general voting shares) is covered by the Act, the point is moot because, as allowed by North Carolina law, Wachovia has opted out of this requirement. See N.C. Gen. Stat. § 55-9-05 (2007); Proxy Statement 121.

     {57} The Board convened at 11:00 p.m. on 2 October 2008 to consider the Merger Agreement. (Proxy Statement 34–35.)

     {58} The Board was no doubt aware that the U.S. Senate had passed a revised bailout bill the previous day, with the House slated to consider this new measure on 3 October 2008. (Stine. Aff., Exs. E–G.)13

     {59} The Board received advice from counsel regarding its obligations in the face of the pending Citigroup merger. (Proxy Statement 35.)

     {60} In that regard, the Board was aware that negotiations with Citigroup “had proven to be extremely difficult, with Citigroup insisting on terms that raised significant concerns about whether the surviving Wachovia entity would be solvent and viable, even if a transaction with Citigroup could be finalized.” (Young Aff. ¶ 8.)

{61} The Board also understood that the Merger Agreement was contingent upon [Wells Fargo] receiving a substantial voting interest via the share exchange agreement that would not be subject to prior shareholder approval in order to provide assurances to the market regarding the completion of Wachovia’s acquisition by Wells Fargo and a resulting mitigation in the uncertainty and instability then faced by Wachovia.

(Proxy Statement 35; see also Young Aff. ¶ 10 (stating that Wells Fargo had “insisted upon this voting power in order to provide confirmation to the market that the merger could be closed, which was needed in order to prevent further deterioration in Wachovia’s financial condition as a result of uncertainty”).)14

     {62} The Board was further advised that the Merger Agreement did not (1) include a “material adverse change” clause allowing Wells Fargo to withdraw its proposal if Wachovia’s financial situation deteriorated further (unless the Company files for bankruptcy or is placed in receivership), or (2) require payment of a break-

13 On 3 October 2008, Congress passed and the President signed The Emergency Economic Stabilization Act of 2008 (the “EESA”), which authorizes the United States Department of the Treasury to use appropriated funds to restore liquidity and stability to the U.S. financial system. (Green Reply Aff. Mot. Prelim. Inj., Ex. O; see generally 12 U.S.C.S. § 5213 (LEXIS through legislation of Oct. 22, 2008).) The Treasury Secretary retains broad discretion under the EESA to determine when and how to use these funds to assist financial institutions. 12 U.S.C.S. § 5213.
14 The original share exchange contemplated a transfer of more than 50% of the total voting power, which the Company negotiated down to 39.9% . (Young Aff. ¶ 10.)

up or termination fee should the merger not be consummated. (Proxy Statement 35, A-10; Young Aff. ¶ 10.)

     {63} The Board inquired whether further negotiations with Wells Fargo would be likely to yield more favorable terms, but the Company’s advisors counseled against such negotiations under the circumstances, “particularly in light of the time constraints imposed upon Wachovia.” (Young Aff. ¶ 10.)

     {64} The Board’s financial advisors indicated that they expected to be able to render an opinion that the exchange ratio contained in the Merger Agreement was fair, from a financial point of view, to Wachovia shareholders. (Proxy Statement 35.)15

     {65} In considering the merits of the Merger Agreement, the Board “took into account the current and recent stresses on Wachovia’s liquidity.” (Proxy Statement 36.)

     {66} The Board determined that the Merger Agreement provided a “strategic fit” with a company with a strong balance sheet that had managed to avoid the negative impact of the crisis in the capital markets. (Proxy Statement 36.)

     {67} The Board also understood that the Merger Agreement was a “change in control” transaction that would result in (1) eleven of Wachovia’s executive officers and the Board Chairman receiving vested stock option benefits totaling approximately $2.5 million, as a group, and (2) ten (10) executive officers being entitled to receive an aggregate amount of up to $98.1 million in severance payments should they be terminated from their employment following approval of the merger. (Proxy Statement 8.)16

15 Those advisors later provided their opinions orally and in writing. (Proxy Statement 35, App. B & C.)
16 Wachovia’s President and CEO Robert Steel, who also serves on the Wachovia Board (but is not a defendant in this case), has no employment agreement with the Company and, thus, will receive no severance payment should the merger close and his employment be terminated. (Augliera Aff. ¶ 4.) In addition, Mr. Steel holds certain Wachovia stock options, all of which currently have no cash value and will not have value until Wells Fargo common stock reaches certain price thresholds. (Augliera Aff. ¶¶ 5–7.)

     {68} The Board also was aware that the FDIC had rebuffed an earlier attempt by Wachovia’s management to obtain government assistance to allow Wachovia to remain a stand-alone entity. (Proxy Statement 40; see Proxy Statement 32.)

     {69} Company management advised the Board that the FDIC was again threatening to place Wachovia into receivership if a merger did not materialize with either Citigroup or Wells Fargo by the end of the day on 3 October 2008, which in turn would likely result in Wachovia shareholders receiving little or no value for their equity. (Steel Aff. ¶ 19; Proxy Statement 35, 40.)

     {70} After discussing the options available to them, the Board concluded that the Merger Agreement “provided an opportunity for enhanced financial performance and shareholder value” and that it was otherwise fair to, and in the best interest of, Wachovia shareholders. (Proxy Statement 36, 35.) Accordingly, the Board voted unanimously to approve it. (Steel Aff. ¶ 19; Proxy Statement 35.)

     {71} On 3 October 2008, following the Board’s approval of the Merger Agreement, Wachovia’s share price closed at $6.21, up from the prior day’s close of $3.91. (Merritt Aff., Ex. 3.) Additionally, the public announcement of the Merger Agreement immediately alleviated Wachovia’s liquidity crisis. (Young Aff. ¶ 11.)

     {72} A few days after the Merger Agreement was executed, Wachovia posted a loss of almost $24 billion for the third quarter of 2008. (See Wachovia 10-Q Report for Third Quarter 2008.)17

     {73} On 12 October 2008, the Board of Governors of the Federal Reserve System (the “Fed Board”) approved the Merger Agreement. (Merritt Aff. Mot. Exped. Proc., Ex. 7.)

     {74} The Fed Board acted quickly, noting that “the unusual and exigent circumstances affecting the financial markets [and] the weakened financial condition of Wachovia . . . justified expeditious action on [the Merger Agreement].” (Merritt Aff., Ex. 7, at 2.)

17 The 10-Q Report is incorporated by reference at page 126 of the Proxy Statement. The Court takes judicial notice of this public record.

     {75} On 20 October 2008, the Company and Wells Fargo completed the Share Exchange. (Proxy Statement 10.) Pursuant to an amendment to the Company’s articles of incorporation, the Company issued ten (10) shares of Series M, Class A Preferred Stock. (Green Reply Aff. Mot. Prelim. Inj., Ex. D.) The amendment provides further that these shares may not be redeemed by the Company for eighteen (18) months following the vote on the Merger Agreement, even if the merger is not consummated. (Green Reply Aff. Mot. Prelim. Inj., Ex. D.)

     {76} The Wachovia Board has set a special meeting on 23 December 2008 for the Company’s shareholders to consider and vote on the Merger Agreement. (Proxy Statement 3.)

     {77} At that meeting, over 150,000 holders of Wachovia common stock (totaling over 2 billion shares) will be entitled to vote on the Merger Agreement. (Proxy Statement 22.)

     {78} Approval of the Merger Agreement “requires the affirmative vote of a majority of the . . . outstanding shares of Wachovia common stock and the Series M Preferred Stock, voting together as a single class.” (Proxy Statement 3.)18

IV.

CONTENTIONS OF THE PARTIES

     {79} Plaintiff contends the Merger Agreement provides for inadequate consideration to Wachovia’s shareholders and substantially deprives the shareholders of their ability to “determine the appropriateness and fairness of the transaction.” (Pl.’s Br. Mot. Prelim. Inj. 1.)

     {80} According to Plaintiff, the approximately $7-per-share valuation of the Company’s stock at the time of execution of the Merger Agreement on 2 October

18 Wells Fargo also holds 32,883,669 shares of Wachovia common stock, which, together with the Series M Preferred Stock it obtained via the Share Exchange, amount to 40.8% of the total voting power of holders of Wachovia capital stock entitled to vote on the Merger Agreement. (Proxy Statement 3.) Additionally, the Board and executive officers of Wachovia and their affiliates own approximately 1.2% of all outstanding shares of Wachovia common stock, which Plaintiff asserts should be included in the bloc of votes “locked up” in favor of the Merger Agreement. (Proxy Statement 11; Pl.’s Reply Br. Mot. Prelim. Inj. 4.)

2008 was substantially below the stock’s market price a week earlier and was inconsistent with pronouncements made to the media by the Company’s President and CEO two weeks earlier purportedly touting Wachovia’s viability as an independent entity. (Pl.’s Br. Mot. Prelim. Inj. 1, 3–4.)

     {81} Plaintiff’s principal complaints, however, are related to the defensive measures embedded in the Merger Agreement and, in particular, the Share Exchange, by which the Board “handed to Wells Fargo almost 40% of Wachovia’s voting rights whether the Merger was ultimately approved or not.” (Pl.’s Br. Mot. Prelim. Inj. 1.)

     {82} Plaintiff contends the Share Exchange is unduly coercive because it effectively discourages any third-party suitors from coming forward with a better offer and does not allow for a “‘valid and independent exercise of the shareholders’ franchise.’” (Pl.’s Br. Mot. Prelim. Inj. 18 (quoting First Union Corp. v. SunTrust Banks, Inc., 2001 NCBC 9A ¶ 81 (N.C. Super. Ct. Aug. 10, 2001),  http://www.ncbusinesscourt.net/opinions/2001%20NCBC%2009A.pdf).)

     {83} Plaintiff also contends the Board breached its fiduciary duties by “agreeing to an improper ‘fiduciary out’ clause in the Merger Agreement.” (Pl.’s Br. Mot. Prelim. Inj. 2.)

     {84} According to Plaintiff, the Board has improperly tied its hands because it cannot back out of the Merger Agreement, but instead can only withdraw its recommendation for approval. (Pl.’s Br. Mot. Prelim. Inj. 2.)

     {85} Defendants respond that Plaintiff is not entitled to an injunction because he has no likelihood of success on the merits. (Wells Fargo Br. Opp’n Mot. Prelim. Inj. 4; Wachovia Br. Opp’n Mot. Prelim. Inj. 12.)

     {86} Defendants assert that “[u]nder the circumstances facing the Wachovia directors when they approved the Wells Fargo merger, they fulfilled their statutory duties and are entitled to the full deference accorded by the business judgment rule.” (Wachovia Br. Opp’n Mot. Prelim. Inj. 1.)

     {87} Defendants dispute the notion that the transfer to Wells Fargo of almost 40% of Wachovia’s aggregate voting rights pursuant to the Share Exchange effectively disenfranchises Wachovia’s public shareholders and precludes any competing bid for the Company, noting that (1) the Share Exchange was a necessary part of the consideration for the merger, (2) a majority of the Wachovia shareholders remains free—despite the 40% Wells Fargo voting bloc—to vote down the Merger Agreement, and (3) there is no credible evidence of an option superior to the Merger Agreement. (Wachovia Br. Opp’n Mot. Prelim. Inj. 1, 14–16; Wells Fargo Br. Opp’n Mot. Prelim. Inj. 11.)

     {88} As for Plaintiff’s attack on the “fiduciary out” clause in the Merger Agreement, Defendants respond that the Board may still exercise its fiduciary duties in the face of a superior proposal (should one materialize) by withdrawing its recommendation of the Merger Agreement and explaining its reasons for doing so. (Wells Fargo Br. Opp’n Mot. Prelim. Inj. 12–13.)

      {89} Finally, Defendants assert that Plaintiff is in no position to provide adequate security should the Court grant preliminary injunctive relief. (Wells Fargo Br. Opp’n Mot. Prelim. Inj. 18–20; Wachovia Br. Opp’n Mot. Prelim. Inj. 20.)

     V. PRINCIPLES OF LAW

A.

PRELIMINARY INJUNCTION STANDARD

     {90} A party seeking preliminary injunctive relief in the context of a merger transaction must demonstrate (1) “a reasonable likelihood of success on the merits,” (2) “a reasonable threat of irreparable injury if the court does not issue an injunction,” and (3) “that the threat of injury from not issuing the injunction outweighs the possible injury from issuing the injunction.” Marcoux v. Prim, 2004 NCBC 5 ¶ 62 (N.C. Super. Ct. Apr. 16, 2004),

http://www.ncbusinesscourt.net/opinions/2004%20NCBC%205.htm (citing Phelps Dodge Corp. v. McAllister, 1999 Del. Ch. LEXIS 202 (Del. Ch. Sept. 27, 1999)).19

     {91} With respect to enjoining a proposed merger, “in the absence of a competing offer a plaintiff must make a particularly strong showing on the merits to obtain a preliminary injunction because an injunction in such circumstances risks significant injury to shareholders.” Id. at ¶ 64 (citing In re The MONY Group, Inc. S’holder Litig., 2004 Del. Ch. LEXIS 16 (Del. Ch. Feb. 18, 2004); In re Aquila, Inc. S’holder Litig., 805 A.2d 187, 189 (Del. Ch. 2002)).

     {92} Finally, before a preliminary injunction may issue, a plaintiff must post a bond in an amount the Court determines “for the payment of such costs and damages as may be incurred or suffered by any party who is found to have been wrongfully enjoined or restrained.” N.C. R. Civ. P. 65(c) (2007).

B.

THE SHARE EXCHANGE

     {93} Sections 55-11-02 and 55-11-03 of the North Carolina General Statutes govern share exchanges. Under these provisions, “[a] corporation may acquire all of the outstanding shares of one or more classes or series of another corporation if the board of directors of each corporation adopts and its shareholders (if required by [section] 55-11-03) approve the exchange.” N.C. Gen. Stat. § 55-11-02(a) (2007) (emphasis added).

     {94} The concept of “outstanding shares” is governed by section 55-6-03 of the North Carolina General Statutes. A corporation is entitled to “issue the number of shares of each class or series authorized by the articles of incorporation.” N.C. Gen. Stat. § 55-6-03(a) (2007). “Shares that are issued are outstanding until they are reacquired, redeemed, converted, or cancelled.” Id. Thus, shares must be issued in order to be outstanding.

19 Although the corporate law of North Carolina and Delaware are not in complete lockstep, the North Carolina courts frequently look to Delaware for guidance on questions of corporate governance because of the special expertise and body of case law developed in the Delaware Chancery Court and the Delaware Supreme Court. First Union Corp., 2001 NCBC 9A ¶ 32.

C.

THE BUSINESS JUDGMENT RULE

     {95} In North Carolina, corporate directors owe fiduciary duties to the corporation. See Pierce Concrete, Inc. v. Cannon Realty & Constr. Co., 77 N.C. App. 411, 413–14, 335 S.E.2d 30, 31 (1985) (citing Meiselman v. Meiselman, 309 N.C. 279, 307 S.E.2d 551 (1983)). More specifically, the law requires directors to discharge their duties “(1) In good faith; (2) With the care an ordinarily prudent person in a like position would exercise under similar circumstances; and (3) In a manner [they] reasonably believe[] to be in the best interests of the corporation.” N.C. Gen. Stat. § 55-8-30(a) (2007).

     {96} Our General Assembly has also made clear that “[t]he duties of a director weighing a change of control situation shall not be any different, nor the standard of care any higher, than otherwise provided in [section 55-8-30].” N.C. Gen. Stat. § 55-8-30(d) (2007).

     {97} In discharging their duties, directors are entitled to rely on information, opinions, reports, or statements from officers and employees of the corporation, as well as legal counsel, accountants, and financial experts. N.C. Gen. Stat. § 55-8-30(b) (2007).

     {98} North Carolina law recognizes the business judgment rule. This rule

“operates primarily as a rule of evidence or judicial review and creates, first, an initial evidentiary presumption that in making a decision the directors acted with due care (i.e., on an informed basis) and in good faith in the honest belief that their action was in the best interest of the corporation, and second, absent rebuttal of the initial presumption, a powerful substantive presumption that a decision by a loyal and informed board will not be overturned by a court unless it cannot be attributed to any rational business purpose.”

Hammonds v. Lumbee River Elec. Mbrshp. Corp., 178 N.C. App. 1, 20–21, 631 S.E.2d 1, 13 (2006) (quoting Russell M. Robinson, II, Robinson on North Carolina Corporation Law, § 14.06, at 14-16 to 14-17 (2005)).

     {99} In applying the business judgment rule to a director’s decision to accept deal protection measures in a stock-for-stock merger:

[T]he court will first review the transaction, including the adoption of deal protection measures, to determine if the directors have complied with their statutory duty of care under [section] 55-8-30 [of the North Carolina General Statutes]. The burden is upon the shareholder challenging their actions to prove that a breach of duty has occurred.

First Union Corp., 2001 NCBC 9A ¶ 70.

     {100} In that regard, this Court has made clear that

[d]irectors receive the benefit of court deference to business decisions that are made in good faith and on an informed basis. As long as the decision to include the deal protection measures in the merger transaction was informed and in good faith, it will not be disturbed by the courts absent proof by clear and convincing evidence of interference with shareholder voting rights or statutory duties.

Id. at ¶ 72.

     {101} If Plaintiff fails to prove a breach of duty,

the action of the directors is entitled to a strong presumption of reasonableness and validity, including noncoercion, and the court should not intervene unless the shareholder can rebut that presumption by clear and convincing evidence that the deal protection provisions were actionably coercive, or that the deal protection provisions prevented the directors from performing their statutory duties.

Id. at ¶ 70.

     {102} If, on the other hand, Plaintiff does establish a breach of duty,

the burden shifts to the directors to prove that their actions were reasonable . . . and, if at issue, that the deal protection measures were not actionably coercive and did not prevent the directors from performing their statutory duties. Where the court finds that the deal protection measures are coercive or require directors to breach their statutory duties, the court must then weigh the harm to the shareholders in enjoining either the deal protection measures, the vote on the transaction or the merger, if the transaction is approved, against the harm resulting from not entering injunctive relief.

Id.

     {103} As then Delaware Chancery Court Vice-Chancellor Myron T. Steele noted,20 the relevant question is whether the deal protection measures are actionably coercive on the shareholders, that is, whether “the vote will be a valid and independent exercise of the shareholders’ franchise, without any specific preordained result which precludes them from rationally determining the fate of the proposed merger.” In re IXC Commc’ns, Inc. S’holder Litig., 1999 Del. Ch. LEXIS 210, at *3 (Del. Ch. Oct. 27, 1999).

     {104} Finally, under this review process, courts should “invalidate[] plans that purport to restrict a board’s duty to fully protect the interests of the corporation and its shareholders.” First Union Corp., 2001 NCBC 9A ¶ 88 (citing Paramount Comm’cns, Inc. v. QVC Network, Inc., 637 A.2d 34 (Del. 1994)).

VI.

ANALYSIS

A.

     DID THE SHARE EXCHANGE REQUIRE A STOCKHOLDER VOTE?

      {105} Plaintiff contends the Board breached its fiduciary duties by failing to obtain shareholder approval for the Share Exchange, which Plaintiff contends is required under North Carolina law. The Court disagrees.

     {106} It is clear enough that a director’s failure to see to it that the corporation is operated according to law is a breach of fiduciary duty. See Clark v. B.H. Holland Co., 852 F. Supp. 1268, 1275 (E.D.N.C. 1994) (citing Loy v. Lorm Corp., 52 N.C. App. 428, 435, 278 S.E.2d 397, 902–03 (1981), for the proposition that the failure of a director to comply with the statutory procedures required for a corporate merger is a breach of fiduciary duty).

     {107} The Court concludes, however, that the Share Exchange does not violate any substantive provision of North Carolina law.

     {108} Section 55-11-02(a) of the North Carolina General Statutes provides that “[a] corporation may acquire all of the outstanding shares of one or more classes or

20 Vice-Chancellor Steele is now Chief Justice of the Delaware Supreme Court.

series of another corporation if the board of directors of each corporation adopts and its shareholders (if required by [law]) approve the exchange.” N.C. Gen. Stat. § 55-11-02(a) (2007).

     {109} By its terms, this section does not apply to Wachovia’s issuance of Class M preferred shares under the Share Exchange. As Wachovia correctly notes, section 55-11-02(a) “provides a process by which all of the holders of a class of already existing and outstanding shares can be compelled to exchange their shares for shares of another corporation when only the holders of a majority of shares favor the exchange.” (Defs.’ Sur-Reply Br. Mot. Prelim. Inj. 1. (emphasis added).)

     {110} In this case, the Share Exchange required Wachovia to issue new shares of Class M preferred stock in exchange for 1,000 shares of Wells Fargo common stock. (Proxy Statement 85.) The transaction did not, however, compel any shareholder to exchange already outstanding shares and, therefore, did not require a shareholder vote under the relevant statute.

     {111} Accordingly, because the Board did not violate North Carolina substantive law when it issued shares pursuant to the Share Exchange without a shareholder vote, Plaintiff is not entitled to preliminary injunctive relief on this ground.21

B.

     DID THE BOARD OTHERWISE BREACH ITS FIDUCIARY DUTIES?22

     {112} Judicial review of this issue begins with a determination of the Board’s compliance with its statutory duties under section 55-8-30 of the North Carolina General Statutes. First Union Corp., 2001 NCBC 9A ¶ 70.

     {113} The question is whether the Wachovia directors approved the Merger Agreement in “good faith,” “[w]ith the care an ordinarily prudent person in a like

21 In any event, a vote to approve the Share Exchange would be limited by law to “each class or series of shares to be acquired in the exchange, with each class or series constituting a separate voting group.” N.C. Gen. Stat. 55-11-03(f)(2) (2007). Thus, the statute expressly denies standing to Wachovia’s common stockholders as to a vote on the Share Exchange.
22 I emphasize again that my review of the Board’s business judgment is limited here to the three to four weeks leading up to the Board’s decision to approve the Merger Agreement. Whether the Board properly exercised its fiduciary duties with regard to the acquisition and growth strategies implemented by Wachovia in the preceding years (and in particular, the Company’s decision in May 2006 to purchase Golden West for $25 billion) is not before me.

position would exercise under like circumstances,” and “in a manner which [they] reasonably believe[d] to be in the best interests of the corporation.” N.C. Gen. Stat. 55-8-30 (2007).

     {114} While Plaintiff’s papers rail against the substantial “golden parachute” payments he claims many of Wachovia’s senior executives stand to receive if the Merger Agreement is approved, at oral argument Plaintiff conceded that, at least as to the Board members (all but one of whom are outside directors), he could not say that they acted other than in good faith or in the best interests of the Company in approving the Merger Agreement.

     {115} Instead, Plaintiff’s principal argument is aimed at the mandate of due care, as he contends the Board was neither “attentive” nor “informed” as to the substantive deal protection devices embedded in the Merger Agreement. (Pl.’s Br. Mot. Prelim. Inj. 1.)23

     {116} The Court’s analysis of this issue “is governed by the statutory direction that directors act as an ordinarily prudent person under like circumstances.” First Union Corp., 2001 NCBC 9A ¶ 134; see Thompson v. Enstar Corp., 509 A.2d 578, 582 (Del. Ch. 1984) (stating that the “judgment of the directors must be measured on the facts as they existed [when they acted]”), rev’d on other grounds, In re Enstar Corp., 604 A.2d 404 (Del. 1992).

23 Plaintiff’s Complaint also alleges that the consideration negotiated by the Board in the Merger Agreement is inadequate. (Pl.’s Br. Mot. Prelim. Inj. 1.) This assertion, however, appears to be a derivative claim, which Plaintiff may not press individually without a proper demand. See generally Barger v. McCoy Hillard & Parks, 346 N.C. 650, 658, 488 S.E.2d 215, 219 (1997) (stating that shareholders generally “cannot pursue individual causes of action against third parties for wrongs or injuries to the corporation that result in the diminution or destruction of the value of their stock”); see also N.C. Gen. Stat. §55-7-42 (2007) (setting forth the demand requirement). Plaintiff also suggests that the Board was inattentive in failing to recognize “that because of newly promulgated tax regulations, Wells Fargo stood to benefit more than $25 billion by entering into the deal (enough to more than cover the transaction’s entire cost).” (Pl.’s Reply Br. Mot. Prelim. Inj. 14.) Assuming Plaintiff’s interpretation of the tax regulations is correct, this contention also speaks to the sufficiency of the consideration tendered by Wells Fargo for the Wachovia shares, an issue that Plaintiff may only press derivatively. In any event, a claim that the Board did not obtain the highest possible value for the Wachovia shareholders is one that can be remedied by money damages, which provides an independent ground for denying injunctive relief. See, e.g., Robertson v. City of High Point, 129 N.C. App. 88, 92, 497 S.E.2d 300, 303 (1998) (citing Peace River Elec. Coop., Inc. v. Ward Transformer Co., 116 N.C. App. 493, 508, 449 S.E.2d 202, 213 (1994)).

     {117} This requirement is entirely consistent with North Carolina’s business judgment rule, which recognizes that directors often make important decisions under fluid and uncertain circumstances and that a court must be loathe to review such judgments on the basis of ex post judicial hindsight. See generally Hammonds, 178 N.C. App. at 20–22, 631 S.E.2d at 13.

     {118} Thus, in determining whether the Board was attentive and informed when it approved the Merger Agreement, the Court examines the circumstances surrounding the decisions made by the directors based upon “the information then reasonably available to [them] and relevant to their decision.” Smith v.Van Gorkom, 488 A.2d 858, 874 (Del. 1985) (applying Delaware’s version of the business judgment rule).

     {119} In this case, those circumstances include the following:

•	The Board (all of whom save one are outside directors) faced a financial crisis of historic proportions when it met on 2 October 2008 to consider the Merger Agreement;

•	In the second quarter of 2008, Wachovia had reported a loss of $ 9.1 billion;

•	The Board had previously fired the Company’s CEO and President;

•	Over the mere span of weeks, the Board had seen the demise of other venerable financial institutions via bankruptcy or liquidation;

•	The U.S. House of Representatives had rejected the U.S. Treasury’s original bailout bill aimed at providing relief to the capital markets and, although the U.S. Senate had passed a revised bill, it was unclear whether the House would follow suit;

•	The Company’s stock price had plummeted nearly 90% in ten (10)
days;

•	Wachovia was facing an extreme liquidity crisis that had gotten the attention of federal regulators, who had effectively demanded that the
Company merge with another financial institution to avoid a forced liquidation;

•	Although the Board had little time to digest the Merger Agreement, it was not acting in an information vacuum as to the precarious financial stability of the Company, having met nine (9) times between 16
September 2008 and 2 October 2008;

•	Over the course of those meetings, the Board had been informed that the Company had explored other merger options, attempted to raise capital and sell assets, and made an unsuccessful overture to federal regulators for assistance in allowing the Company to remain
independent;

•	The Board understood and appreciated the substantive terms of the
Merger Agreement, including the deal protection devices embedded therein, and it had the benefit of counsel from legal and financial advisors;

•	In deciding whether to accept the less palatable terms of the Merger
Agreement, the Board weighed the certain value of the transaction against the risks of further negotiations with its two suitors and the very real probability that failure to consummate a merger (whether with Wells Fargo or Citigroup) would exacerbate Wachovia’s liquidity crisis and result in a seizure of the Company’s banking assets by federal regulators and the elimination of all shareholder equity;

•	Following the Board’s approval of the Merger Agreement, Wachovia posted a loss of more than $20 billion for the third quarter of 2008;

•	No other entity has made a bid to purchase the Company; and

•	There is no evidence that the U.S. government will assist Wachovia in remaining a stand-alone entity should the Merger Agreement not be consummated.

     {120} After careful review of these circumstances, I conclude that Plaintiff has not established that the Board breached its duties.

     {121} To the contrary, I am satisfied that—except for the eighteen (18)-month “tail” on the Board’s ability to redeem the preferred shares that give Wells Fargo 39.9. % of the Company’s total voting power—the Board’s decision-making process, although necessarily compressed given the extraordinary circumstances confronting it, was reasonable and fell within the standard of care demanded by law.

     {122} What makes this case unique is the presence of the 800-pound gorilla in the Wachovia board room, in the form of the U.S. government’s pervasive regulatory oversight over bank holding companies.

     {123} Indeed, there is little doubt that the threat of government intervention (in the form of a forced liquidation of the Company’s banking assets) weighed heavily on the Board as it considered the Merger Agreement.

     {124} In that regard, this case does not fit neatly into conventional business judgment rule jurisprudence, which assumes the presence of a free and competitive market to assess the value and merits of a transaction. See First Union Corp., 2001 NCBC 9A ¶ 66.

     {125} But other than insisting that he would have stood firm in the eye of what can only be described as a cataclysmic financial storm, Plaintiff offers nothing to suggest that the Board’s response to the Hobson’s choice before it was unreasonable.

     {126} Plaintiff faults the Board for not waiting to act on the Merger Agreement until after the House vote on a revised bailout bill, which was slated for 3 October 2008.

     {127} But as Defendants note, the House had previously rejected the original bill and no one could predict how it would treat the Senate’s amended proposal. In any event, there is no evidence in this record that the U.S. government was then, or is now, prepared to help Wachovia remain independent.

     {128} Instead, what was clear to the Board as it met late in the evening on 2 October 2008 was that if it failed to consummate a merger with either Citigroup or Wells Fargo by the end of the day on 3 October 2008, it faced the very real prospect of a government-directed liquidation of the Company’s banking assets and, with it, the loss of most, if not all, of the shareholder equity.

     {129} Plaintiff contends that judicial approval of the terms of the Share Exchange would set a dangerous precedent and effectively eviscerate shareholder rights. (Pl.’s Br. Mot. Prelim Inj. 17.)

     {130} But what precedent was there for the crisis confronting the Board on 2 October 2008 when it concluded that the Merger Agreement was in the best interest of the shareholders?

     {131} The stark reality is that the Board (1) recognized that Wachovia was on the brink of failure because of an unprecedented financial tsunami, (2) understood the very real and immediate threat of a forced liquidation of the Company by government regulators in the absence of a completed merger transaction with someone, and (3) possessed little (if any) leverage in its negotiations with Wells Fargo because of the absence of any superior merger proposals.

     {132} Against that backdrop, the Board had two options: (1) accept a merger proposal that, although partially circumscribing the shareholders’ ability to vote on its merits, nevertheless still gave the shareholders a voice in the transaction and also provided substantial value; or (2) reject the Merger Agreement and face the very real prospect that Wachovia shareholders would receive nothing.

     {133} Pared to its essence, Plaintiff’s argument is that he would have voted to reject the Merger Agreement and take his chances with the government had he been sitting on the Board on 2 October 2008. But it is precisely this sort of post hoc second-guessing that the business judgment rule prohibits, even where the transaction involves a merger or sale of control.

     {134} As the Delaware Supreme Court has explained in such a context:

[A] court should not ignore the complexity of the directors’ task in a sale of control. There are many business and financial considerations implicated in investigating and selecting the best value reasonably available. The board of directors is the corporate decisionmaking [sic] body best equipped to make these judgments. Accordingly, a court [reviewing a board’s judgment] should be deciding whether the directors made a reasonable decision, not a perfect decision. If a board selected one of several reasonable alternatives, a court should not second-guess that choice even though it might have decided otherwise or subsequent events may have cast doubt on the board's determination. Thus, courts will not substitute their business judgment for that of the directors, but will determine if the directors’ decision was, on balance, within a range of reasonableness.

Paramount Commc’ns, Inc., 637 A.2d at 45–46 (citing Nixon v. Blackwell, 626 A.2d 1366, 1378 (Del. 1993); Mills Acquisition Co. v. MacMillan, Inc., 559 A.2d 1261, 1288 (Del. 1988); Unocal Corp. v. Mesa Petroleum Co., 493 A.2d 946, 955–56 (Del. 1985)).

     {135} Thus, so long as the decision to include the deal protection measures in the Merger Agreement was informed and in good faith, the Court will not intervene absent proof by clear and convincing evidence “that the deal protection provisions were actionably coercive, or . . . prevented the directors from performing their statutory duties.” First Union Corp., 2001 NCBC 9A ¶ 70; see also Thompson, 509 A.2d at 584 (refusing to grant injunctive relief as to directors’ approval of a “lockup” option where the provision was a “necessary prerequisite” to the suitor making its tender offer); In re Bear Stearns Litigation, Index No. 600780/08, at 32 (N.Y. Sup. Ct. Dec. 4, 2008) (reviewing a merger that was entered into in the face of governmental pressure due to the acquired investment bank’s liquidity crisis and concluding that “[t]he financial catastrophe confronting Bear Stearns, and the economy generally, justified the inclusion of the various merger protection provisions [including the grant of a 39.5% interest to the acquiring company and a ‘no solicitation’ clause] intended to increase the certainty of the consummation of the [merger]”).24

     {136} I turn now to discuss why, with one exception, Plaintiff has failed to meet his burden.

1.

THE SHARE EXCHANGE

     {137} Plaintiff contends the Share Exchange is coercive because it does not allow for the “‘valid and independent exercise of the shareholders’ franchise.’” (Pl.’s Br. Mot. Prelim. Inj. 19 (quoting First Union Corp., 2001 NCBC 9A ¶ 81).)

24 On 5 December 2008, Wells Fargo filed with the Court a Notice of Supplemental Authority, to which was attached a copy of In re Bear Stearns Litigation. See North Carolina Business Court website, http://www.ncbusinesscourt.net/TCDDotNetPublic/default.aspx?CID=2 (enter “Ehrenhaus” into the “Search” field; click “08CVS22632” hyperlink; click “Notice of Supplemental Authority” hyperlink).

     {138} More specifically, Plaintiff claims that the transfer to Wells Fargo of almost 40% of Wachovia’s aggregate voting rights pursuant to the Share Exchange effectively disenfranchises Wachovia’s public shareholders and precludes any competing bid for the Company. (Pl.’s Br. Mot. Prelim. Inj. 18–20.)

     {139} Plaintiff is wrong on both counts.

     {140} In the first place, Plaintiff’s contention that the outcome of the vote is a foregone conclusion is literally incorrect because Wells Fargo has not “locked up” an absolute majority of the votes required for approval of the Merger Agreement.

     {141} Under North Carolina law, approval of the Merger Agreement requires the affirmative vote of a majority of all votes entitled to be cast. Moreover, if a shareholder abstains or otherwise fails to record a timely vote, it will have the same effect as a vote against the Merger Agreement. (Proxy Statement 3.)

     {142} Thus, while it is certainly true that slightly over 40% of the total votes to be cast on the Merger Agreement have been spoken for, and that Plaintiff and those in his camp face a substantial hurdle in defeating this transaction, a majority of Wachovia shareholders (owning nearly 60% of all Wachovia shares) “may still freely vote for or against the merger, based on their own perceived best interests, and ultimately defeat the merger, if they desire.” In re IXC Commc’ns. S’holders Litig., 1999 Del. Ch. LEXIS 210, at *23 (concluding that a vote-buying transaction did not disenfranchise the remaining shareholders where a numerical majority of shareholders were still in position to independently vote against the merger).25

     {143} Nor is the Share Exchange coercive because it has precluded other bidders from coming forward and effectively “‘force[d] management’s preferred alternative upon the stockholders.’” (Pl.’s Br. Mot. Prelim. Inj. 18 (quoting In re Gaylord Container Corp. S’holder Litig., 753 A.2d 462, 480 (Del. Ch. 2000)).)

      {144} As Delaware Vice-Chancellor Strine explained in Gaylord Container Corp., “the primary thrust of the [analysis regarding stockholder coercion] is to enable the

25 As Wells Fargo notes, the Wachovia shareholders are “free to consider every one of plaintiff’s attacks on the merger—because his complaint and its allegations have been fully disclosed to the shareholders,” and they may vote without fear of coercion or retribution. (Wells Fargo. Br. Opp’n Mot. Prelim. Inj. 9.)

court to vitiate measures that foist an alternative strategic transaction (e.g., a repurchase program or merger) on stockholders that prevents them from taking advantage of another acquisition offer.” 753 A.2d at 484.

     {145} In this case, however, except for the markedly inferior Citigroup merger proposal, there simply is no other acquisition offer for the Wachovia shareholders to consider.

     {146} In support of his argument that the Merger Agreement precludes other options, Plaintiff again faults the Board for not waiting to act until after the U.S. House of Representatives’ vote on the revised bailout bill, arguing that Wachovia would have been an ideal candidate for government assistance. (Pl.’s Br. Mot. Prelim. Inj. 17.)

     {147} But as the Court has already noted, the House had previously rejected such a bill and no one could predict how it would treat the Senate’s revised proposal.

     {148} In any event, what evidence exists in this record indicates that the U.S. government was prepared to abandon Wachovia on 2 October 2008, and there is nothing to suggest that it now has the desire or appetite to subsidize Wachovia should the Merger Agreement fail.

     {149} Nor is there a reasonable prospect that a superior offer will materialize even absent the Share Exchange.

     {150} As of 30 September 2008, Wachovia was the fourth largest bank holding company in the United States. Above it were: (1) JP Morgan Chase (who recently merged with Bear Stearns Companies, Inc., and acquired the failed banking subsidiaries of Washington Mutual, Inc.); (2) Citigroup (who made an inferior offer to purchase the Company and has recently found itself teetering on the brink of collapse); and (3) Bank of America (who is still digesting its recent acquisitions of Countrywide Financial Corp., Lasalle Bank Corp., and Merrill Lynch & Co.).26

26 The Court takes judicial notice of these facts, all of which are matters of public record.

     {151} Thus, the sobering reality is that there are few (if any) entities in a position to make a credible bid for Wachovia that would be superior to the Merger Agreement.

     {152} As a result, when the Board met to consider the Merger Agreement, it was entirely reasonable for it to conclude that there would be no other suitors and that if it failed to consummate a merger by the end of the day on 3 October 2008, the Company faced a government-directed liquidation of its banking assets and, with it, the obliteration of most, if not all, of the shareholder equity.

     {153} I conclude that Plaintiff has not met his burden to demonstrate, by clear and convincing evidence, that the Share Exchange is coercive.

2.

THE FIDUCIARY OUT CLAUSE

     {154} I also conclude that the Board’s decision to approve the so-called “limited fiduciary out clause” was reasonable and not actionably coercive.

     {155} It is true that the Merger Agreement prohibits Wachovia from soliciting third-party bidders for the Company and requires that the Merger Agreement be put to a shareholder vote even if the Board determines subsequently that it can no longer recommend it. (Proxy Statement A-20.)

     {156} Nevertheless, as Wells Fargo notes, “[t]he fiduciary out in the merger is not absolute and permits the Wachovia board to exercise its [fiduciary] duties” by, for example: (1) responding to an unsolicited superior proposal should one be presented to the Board before the vote on the Merger Agreement; and (2) “withdrawing its recommendation of the Wells Fargo merger and fully and publicly explaining its rationale . . . which would have the practical effect of advising shareholders to vote down the merger.” (Wells Fargo Br. Opp’n Mot. Prelim. Inj. 13.)

     {157} My review of the relevant clause satisfies me that it does not impermissibly abrogate the Board’s fiduciary obligations to the Wachovia shareholders. At worst, it requires the Board to submit the Merger Agreement to a vote even if they later determine they no longer recommend it. And, as the Court has already noted, the lack of any third-party bidders is a function of the realities of the market, not the deal protection devices of which Plaintiff complains.

     {158} Accordingly, the Court declines to grant preliminary injunctive relief on this ground.

3.

THE EIGHTEEN-MONTH “TAIL” ON REDEMPTION OF
THE CLASS M PREFERRED SHARES

     {159} Plaintiff notes correctly in his reply brief that, as part of the Merger Agreement, the Board agreed that “the shares of [Class M Preferred Stock tendered to Wells Fargo in the Share Exchange would] remain outstanding in the event that the Merger [Agreement] is not consummated for at least 18 months, a date which extends [Wells Fargo’s 39.9% voting bloc] far beyond the time of a shareholder vote.” (Pl.’s Reply Br. Mot. Prelim. Inj. 3.)

     {160} The Court has already determined that the Board acted in good faith, on an informed basis, and in the best interests of the Company in approving the Merger Agreement.

     {161} Nevertheless, the Court also concludes that should the Wachovia stockholders vote down the Merger Agreement, the Board’s duty to seek out other merger partners should not be impeded by a suitor with substantial voting power whose overtures have already been rejected.

     {162} Accordingly, because this particular provision serves no beneficial purpose in such an instance and, in fact, prevents the Board from fulfilling its fiduciary duties, Plaintiff has demonstrated a likelihood of success on his claim that the clause is invalid. Cf. First Union Corp., 2001 NCBC 9A ¶¶ 152–63 (concluding that a non-termination clause in a merger agreement extending the life of the agreement five months beyond a shareholder vote disapproving the merger was invalid, as “an impermissible abrogation of the duties of the Wachovia directors and an actionably coercive condition impeding the free exercise of the Wachovia shareholder’s right to vote on the merger”).

     {163} Finally, I have considered the balance of hardships in enjoining enforcement of this amendment. I find that the narrow injunctive relief contemplated here will cause little, if any, harm to Wachovia or Wells Fargo because “[t]his is not a provision that affects the value or structure of the [Merger Agreement].” First Union Corp., 2001 NCBC 9A ¶ 163.

     {164} Additionally, should the Merger Agreement be voted down, the parties remain free to negotiate and submit a new proposal to the Wachovia shareholders. “On the other hand, the [Wachovia] shareholders have the benefit of knowing their directors’ hands are not tied and that they are in a position to fully perform their statutory duties.” Id.

     {165} Accordingly, the Court shall GRANT preliminary injunctive relief as to the Board’s decision to extend Wells Fargo’s 39.9% voting bloc beyond the date of the vote on the Merger Agreement.

     VII.

CONCLUSION

     {166} For the reasons set forth above, the Court: (1) DENIES the Motion to enjoin enforcement of the Share Exchange and “fiduciary out” provisions contained in the Merger Agreement; but (2) GRANTS the Motion to preliminarily enjoin enforcement of the provision prohibiting Wachovia from redeeming the Class M Preferred Shares for eighteen (18) months following a shareholder vote on the Merger Agreement.

     {167} Under the circumstances of this case, the Court concludes that Plaintiff shall not be required to post a bond at this time. Should the Merger Agreement be voted down on 23 December 2008, the Court will then consider the amount of the bond (if any) that Plaintiff shall be required to post in order to obtain preliminary injunctive relief.

SO ORDERED, this the 5th day of December, 2008.

                                                                                                             /s/ Albert Diaz
                                                                                                             Albert Diaz
                                                                                                             Special Superior Court Judge